EXHIBIT 10.4

Execution Version

JOINT VENTURE CONTRACT

BETWEEN

BEIJING GEHUA ART COMPANY

AND

SOTHEBY'S HONG KONG LIMITED

FOR THE ESTABLISHMENT OF

SOTHEBY'S (BEIJING) AUCTION CO., LTD.

3 September 2012

TABLE OF CONTENTS

Chapter 1Parties to this Contract
Chapter 2Definitions
Chapter 3Establishment of the Joint Venture Company
Chapter 4Purpose, Scope of Business and Scale of Operation
Chapter 5Total Investment and Registered Capital
Chapter 6Assignment of Ownership Interest
Chapter 7Change in Control
Chapter 8Responsibilities of the Parties
Chapter 9Representations, Warranties and Undertakings
Chapter 10Trademarks and Inter-company Services
Chapter 11Board of Directors
Chapter 12Supervisor
Chapter 13Management Organization
Chapter 14Purchase and Supply of Products, Equipment and Services
Chapter 15Labor Management
Chapter 16Financial Affairs, Accounting and Right to Information
Chapter 17Distribution of Profit
Chapter 18Taxation and Insurance
Chapter 19Compliance with Laws
Chapter 20Confidentiality
Chapter 21Contract Term
Chapter 22Dissolution and Liquidation
Chapter 23Breach of Contract
Chapter 24Force Majeure
Chapter 25Settlement of Disputes
Chapter 26Applicable Law
Chapter 27Miscellaneous Provisions
Schedule 1Ethics and Compliance Policies and Procedures

JOINT VENTURE CONTRACT
THIS CONTRACT is entered into on 3 September 2012, between Beijing Gehua Art Company and Sotheby's Hong Kong Limited.
Whereas
Beijing Gehua Art Company is a famous enterprise in the art business sector in Beijing, and has obtained the right to develop the Beijing International Culture and Trade Center (北京国际文化贸易服务中心, the “Beijing Free Port”) in Tianzhu Free Trade Zone (“Tianzhu Free Trade Zone”) located in Beijing, PRC, pursuant to Framework Cooperative Agreement between Beijing Gehua Cultural Development Group and the Tianzhu Free Trade Zone Administrative Committee dated 31 May 2012. The Beijing Free Port has been authorized by the PRC Ministry of Culture as a “base for China's cultural trade with foreign parties”. The Joint Venture Company will carry out its business operation in the Beijing Free Port and other locations pursuant to the relevant laws and regulations of China and this Contract. Currently, the Beijing Free Port is in the early stage of development. The Tianzhu Free Trade Zone is a duly established bonded supervision area.
Sotheby's Hong Kong Limited is one of the leading auction houses in the world.
After friendly consultations conducted in accordance with the principles of equality and mutual benefit, the Parties have agreed to establish a Sino-foreign equity joint venture enterprise in Beijing, the People’s Republic of China (hereinafter referred to as “China” or “PRC”), in accordance with the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, the implementing regulations issued thereunder, other relevant laws and regulations of China and the provisions of this Contract.

Chapter 1Parties to this Contract
Party A:
Beijing Gehua Art Company, an enterprise owned by the whole People in the culture industry organized under the laws of China (hereinafter referred to as “Party A”)

Legal address:	No. 578 Shunping Road (Tianzhu Free Trade Zone FTZ-2-030), Shunyi District, Beijing, PRC 101307
Legal representative:	WANG Yudong
Position:	General Manager
Nationality:	Chinese
Party B:
Sotheby's Hong Kong Limited, a limited liability company organized under the laws of the Hong Kong Special Administrative Region (hereinafter referred to as “Party B”)

Legal address:	Level 28, Three Pacific Place, 1 Queen's Road East, Hong Kong
Authorized representative:	CHING Sau Hong Kevin / LI Koon Hung Henry
Position:	Director
Nationality:	Chinese (Hong Kong)
Each of CHING Sau Hong Kevin and LI Koon Hung Henry is an authorized representative of the company is granted full authority to represent on behalf of the company.
The above parties are referred to collectively as the “Parties” and individually as a “Party”.
Chapter 2    Definitions
Unless otherwise provided herein, the following words and terms used in this Contract shall have the meanings set forth below:
“Affiliate” means, in relation to a legal person, any legal person that, directly or indirectly, is Controlled by, under common Control with, or in Control of, such legal person.
“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function of China, the United States, the United Kingdom, the Hong Kong Special Administrative Region, and other relevant jurisdictions, including without limitation the PRC Anti-Unfair Competition Law, the PRC Criminal Law, the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, the Hong Kong Prevention of Bribery

Ordinance, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable to the Parties or the Joint Venture Company.
“Auction License” means the Certificate of Approval of Auction Business (拍卖经营批准证书) of the Joint Venture Company, to be issued by the Examination and Approval Authority.
“Articles of Association” means the Articles of Association of the Joint Venture Company signed by the Parties and approved by the Examination and Approval Authority simultaneously with this Contract.
“Beijing Free Port” has the meaning set forth in the Whereas statement.
“Board of Directors” means the board of directors of the Joint Venture Company.
“bonded auction” means auction activities carried out by the Joint Venture Company in accordance with the laws and regulations of China within a bonded zone or a bonded supervision area.
“Business License” means the business license of the Joint Venture Company, to be issued by the Registration Authority.
“Business Plan” means the business plan of the Joint Venture Company, to be approved by the Board of Directors from time to time.
“Contract Term” means the term of this Contract as set forth in Chapter 21 (Contract Term).
“Control” means ownership of fifty (50%) percent or more of the voting stock or registered capital, or the power to appoint or elect a majority of the directors, or the power, by contract or otherwise, to direct the management and strategy, of a legal person, and “Controlled” shall be construed accordingly. A “change in Control” shall be deemed to have occurred if any person having previously Controlled the relevant person, ceases to do so, or if any person acquires Control of the relevant person.
“Dissolution Event” has the meaning set forth in Article 22.1(1) (Dissolution).
“Effective Date” means the effective date of this Contract, which shall be the date on which this Contract has been approved by the Examination and Approval Authority.
“Examination and Approval Authority” means the government department authorized under the State Council rules regarding the examination and approval of foreign investment projects to examine and approve this Contract and the Articles of Association and to issue the Auction License.
“Joint Venture Company” means the Sino-foreign equity joint venture enterprise jointly invested in and established by the Parties pursuant to the relevant laws and regulations of China and this Contract.
“Management Personnel” means the Joint Venture Company’s General Manager and Chief Financial Officer, Chief Administration Office/Office Manager, as well as other management personnel who are appointed by the Board of Directors.
“Privacy Laws” shall mean PRC laws, regulations, orders, or related government directives regarding data privacy or the collection, use, and sharing of personal information.
“Registration Authority” means the State Administration for Industry and Commerce or its authorized local administration for industry and commerce.
“SAFE” means the State Administration of Foreign Exchange of the PRC or, where the context requires, its relevant local counterpart.
“Sotheby's Trademark(s)” means the trademark(s) owned by Sotheby's (a company duly established and existing under the laws of England and Wales), as listed in the Sotheby's Trademark License Contract, which are licensed by Sotheby's to the Joint Venture Company according to the terms therein.
“Sotheby's Trademark License Contract” means the Trademark License Contract to be separately entered into between Sotheby's and the Joint Venture Company in accordance with Article 10.1 (Sotheby's Trademark(s)) and the laws and regulations of China, pursuant to which Sotheby's shall license to the Joint Venture Company the right to use the Sotheby's Trademark(s) in the trade name of the Joint Venture Company and for the business operation of the Joint Venture Company pursuant to the terms and conditions thereof.
“Third Party” means any natural person, legal person or other organization or entity other than the Parties to this Contract.
“Three Funds” means the Joint Venture Company’s reserve fund, enterprise expansion fund and employee bonus and welfare fund as required to be established under the applicable laws and regulations of China.
“Tianzhu Free Trade Zone” has the meaning set forth in the Whereas statement.

Chapter 3    Establishment of the Joint Venture Company

3.1	Establishment of the Joint Venture Company

(1)
The Parties hereby agree to establish the Joint Venture Company in accordance with relevant Chinese laws and regulations and the provisions of this Contract. Promptly following the formal signature of this Contract by the Parties, the Parties will jointly prepare and submit the application documents and materials to the government departments, and jointly collect the official approval or registration documents from the government departments, in connection with (i) the procedure for company name pre-verification, (ii) the application procedures for the Auction License and the approval of this Contract and the Articles of Association, (iii) the procedure for enterprise registration, and (iv) the procedures for post-establishment registrations (collectively, the “Government Application Procedures”).

(2)
The Parties shall use all reasonable endeavours to complete the Government Application Procedures as soon as reasonably practicable and to cooperate with each other in order to complete the Government Application Procedures, which cooperation shall include:

(a)
promptly providing each other (or each other's lawyers and/or outside counsel where appropriate) with any necessary information and documents reasonably required for the purpose of handling the Government Application Procedures;

(b)
promptly notifying each other (or each other's lawyers and/or outside counsel where appropriate), and providing copies (or in the case of non-written communications, details), of any communications from the Examination and Approval Authority, the Registration Authority or other government bodies with respect to the Government Application Procedures;

(c)
consulting, as practicable, with the other (or, where appropriate, each other's lawyers and/or outside counsel) before communicating with the Examination and Approval Authority, the Registration Authority or other

Sotheby_s - Gehua JVC ENG_24563450_23.DOC                            1

government bodies with respect to the Government Application Procedures (taking into account, as appropriate, any reasonable comments and requests), and promptly informing each other (or, where appropriate, each other's counsel and/or outside counsel) of the substance of such communications after they occur;

(d)
providing the other (or, where appropriate, the other's lawyers and/or outside counsel) with draft copies of all submissions and all other documents for the Government Application Procedures at such time as will allow the other a reasonable opportunity to provide comments on such submissions before they are submitted or sent to, taking into account, as appropriate, any such comments as are reasonable, and providing the other (or, where appropriate, the other's counsel and/or outside counsel) with copies of all such submissions in the form submitted or sent; and

(e)
regularly reviewing with each other (or, where appropriate, each other's lawyers and/or outside counsel) the progress of any investigations or reviews by the Examination and Approval Authority, the Registration Authority or other government bodies, and discussing the scope, timing and tactics of any such commitments with a view to completing the Government Application Procedures at the earliest reasonable opportunity.

(3)
The Joint Venture Company’s term of operations shall be ten (10) years, commencing upon the issuance of its Business License, and may be extended together with the Contract Term pursuant to Article 21.2 (Extension of the Contract Term).

3.2	Name of the Joint Venture Company

(1)
The name of the Joint Venture Company shall be 苏富比༈北京༉拍卖有限公司 in Chinese and Sotheby's (Beijing) Auction Co., Ltd. in English. The Joint Venture shall use its English name in accordance with the laws and regulations of China.

(2)	For the avoidance of doubt, the Joint Venture Company's use of “Sotheby's” or the Sotheby's Trademark(s) as trade name in its company name or for its business operation does not preclude (i) the foreign-invested commercial enterprise to be established by Party B in Beijing, and (ii) any other foreign-invested enterprise (or representative office) established or to be established by Party B (or its Affiliate) in China (each a “Sotheby's PRC Entity”) from using “Sotheby's” or the Sotheby's Trademark(s) as trade name in their respective company names or for their respective business operation. If the laws and regulations of China then in effect require that the prior written consent by the Joint Venture Company be obtained for the Sotheby's PRC Entity's use of “Sotheby's” or the Sotheby's Trademark(s), each Party agree to promptly take all actions and sign all documents, and to cause its appointees on the Board of Directors promptly to take all actions and sign all documents that are legally required to effect the Sotheby's PRC Entity's use of “Sotheby's” or the Sotheby's Trademark(s).

(3)
If at any time during the Contract Term, Party B ceases to Control the Joint Venture Company due to whatever reason, the Joint Venture Company, immediately upon written request from Party B, shall remove the word “Sotheby's” (English and Chinese) from its enterprise name and not replace it with any similar word or expression and shall simultaneously cease all uses of the Sotheby's Trademark(s), unless otherwise agreed to by the Parties in writing. Party A agrees not to continue the Joint Venture Company's business using the word “Sotheby's” (English and Chinese) or any similar words or expressions following the expiration or any earlier termination of this Contract and agree to cease all uses of the Sotheby's Trademark(s), unless otherwise agreed to by the Parties in writing, and this Article 3.2(3) shall survive the expiration or earlier termination of this Contract for any reason.

3.3	Address of the Joint Venture Company
The legal address of the Joint Venture Company shall be No. 578 Shunping Road (Tianzhu Free Trade Zone FTZ-2-056), Shunyi District, Beijing, China.

3.4	Branches
The Joint Venture Company may establish branch offices in China with the consent of the Board of Directors and approval from the relevant Chinese governmental authorities.

3.5	Laws and Decrees
The Joint Venture Company shall be an enterprise legal person under the law of China. The activities of the Joint Venture Company shall comply with the laws and regulations of China, and the law of China shall protect its lawful rights and interests.

3.6	Limited Liability Company
The Joint Venture Company shall be a limited liability company. The Joint Venture Company shall undertake liability for its debts with all of its assets. The liability of the Parties to the Joint Venture Company shall be limited to their respective subscribed registered capital. The Parties shall share the Joint Venture Company’s profits, and bear the losses and risks arising from their investments in the Joint Venture Company, in proportion to their respective contributions to the Joint Venture Company’s registered capital.
Chapter 4    Purpose, Scope of Business and Scale of Operation

4.1	Purpose of the Joint Venture Company
The purpose of the Joint Venture Company is to use scientific management methods to engage in auction in accordance with Chinese laws and regulations, thereby bringing economic benefits to the Parties.

4.2	Scope of Business of the Joint Venture Company
The Joint Venture Company’s scope of business: auction; commission sale; import and export of goods, import and export of technology, import and export agency services (objects subject to quota, State-operated trading or special regulations shall be dealt with in accordance with the relevant laws); business consultancy, economic information consultancy (excluding intermediary services).

4.3	Business Plan of the Joint Venture Company

(1)
The Parties agree that the Business Plan shall require the Joint Venture Company to carry on, in accordance with the laws and regulations of China, the auction business (including bonded auction) during its initial stage. The Board of Directors may determine, based on relevant market and operating conditions, by a resolution of the Board of Directors pursuant to Article 11.4(3) (Resolutions of the Board of Directors), to revise the Business Plan to carry out any other business within the Joint Venture Company's scope of business.

(2)	Subject to compliance with the laws and regulations of China, the Joint Venture Company shall hold its auctions at any locations in the PRC with the consent of the Board of Directors.
Chapter 5    Total Investment and Registered Capital

5.1	Total Investment and Registered Capital
The Joint Venture Company’s total amount of investment shall be Renminbi Fourteen Million and Two Hundred and Eighty Thousand Yuan (RMB 14,280,000) and its registered capital shall be Renminbi Ten Million Yuan (RMB 10,000,000).

5.2	Contributions to Capital

(1)
The registered capital of the Joint Venture Company subscribed by Party A is Renminbi Two Million Yuan (RMB 2,000,000), representing a twenty percent (20%) share of the Joint Venture Company’s registered capital. Party A shall make its contribution to the registered capital of the Joint Venture Company in the form of Renminbi cash.

(2)
The registered capital of the Joint Venture Company subscribed by Party B is Renminbi Eight Million Yuan (RMB 8,000,000), representing an eighty percent (80%) share of the Joint Venture Company’s registered capital. Party B shall make its contribution to the registered capital of the Joint Venture Company in the form of Hong Kong dollar remittance.

5.3	Payment of Registered Capital

(1)	Each Party shall pay to the Joint Venture Company all subscribed registered capitals in one lump sum within six (6) months from the date of issuance of the Business License.

(2)
If any Party fails to make its capital contribution when due, the non-breaching Party may demand by written notice to the other Party that the contribution be made within one (1) month from the date of receipt of such notice. If the contribution has not been made within this period, (i) the non-breaching Party shall have the right to require the breaching Party to transfer to the non-breaching

Party the interest in registered capital corresponding thereto (in which case the Parties shall, in accordance with the laws and regulations of China, take all actions and sign all documents that are legally required to effect the transfer of equity interest), or (ii) upon written request from the non-breaching Party, the Joint Venture Company shall apply to, in accordance with the laws and regulations of China, the Examination and Approval Authority to dissolve the Joint Venture Company and the Parties shall execute a separate termination agreement to terminate this Contract, in accordance with Chapter 22 (Dissolution and Liquidation), and in each case the non-breaching Party shall have the right to claim damages from the breaching Party. The provisions of this Article 5.3 shall not prejudice any other rights the non-breaching Party may have under this Contract or under applicable laws and regulations with respect to the breaching Party's failure to contribute capital.

5.4	Capital Verification
The Parties’ contributions to the Joint Venture Company’s registered capital shall be verified by a Chinese registered accounting firm engaged by the Board of Directors and the accounting firm shall issue a capital verification report to the Joint Venture Company within sixty (60) days from the date of the contribution. Within thirty (30) days from receipt of the capital verification report, the Joint Venture Company shall issue an investment certificate to such Party in the form prescribed by applicable Chinese regulations, signed by the Chairman of the Board of Directors and chopped with the Joint Venture Company’s chop, and a copy shall be submitted to the Examination and Approval Authority for the record. The General Manager shall maintain a file of all capital verification reports and copies of all investment certificates that have been issued to the Parties.

5.5	Increase or Reduction of Registered Capital
An increase or reduction in the registered capital of the Joint Venture Company shall require the written consent of both Parties, a unanimous resolution of the Board of Directors pursuant to Article 11.4(2) (Resolutions of the Board of Directors), and the approval of the Examination and Approval Authority. Upon receipt of such approval, the Joint Venture Company shall register the change in registered capital with the Registration Authority.

5.6	Loan Financing
Subject to the prior approval of the Board of Directors, the Joint Venture Company may obtain loans in China or abroad to fund the difference between the total amount of investment and the registered capital. Party A will assist the Joint Venture Company in applying for loans from lenders in China on market terms and conditions, and Party B will assist the Joint Venture Company in applying for loans from lenders outside China on market terms and conditions. If any lender requires a loan guarantee, the Parties shall consult to determine whether and on what terms they are willing to provide such guarantees.

5.7	Encumbrances of Interest in Registered Capital
No Party shall mortgage, pledge or otherwise encumber all or any part of its share of the Joint Venture Company’s registered capital without the prior written consent of the other Party.

5.8	No Assumption of Liabilities
The Joint Venture Company shall not assume any liabilities or other obligations of Party A or Party B.
Chapter 6    Assignment of Ownership Interest
The stipulations set forth in this Chapter 6 shall apply to transfers of the equity interest in the Joint Venture Company.

6.1	Party B's Transfer to Party A

(1)
The Parties agree that in any event other than those under Article 22.2 (Party B's Put Option), Party B shall have the right, which it may exercise at any time during the Contract Term in accordance with the laws and regulations of China, to request Party A to purchase all or part of the equity interest of the Joint Venture Company held by Party B for a purchase price calculated by the formula under Article 6.1(2).

(2)	The formula shall be as follows:

purchase price =	multiplier X × (the amount of paid-in registered capital to be transferred)
multiplier X =
one hundred and six percent (106%) in case where the right is exercised within the first two (2)-year period during the Contract Term;
one hundred and eight percent (108%) in case where the right is exercised within the second two (2)-year period during the Contract Term;
one hundred and ten percent (110%) in case where the right is exercised within the third two (2)-year period during the Contract Term;
one hundred and twelve percent (112%) in case where the right is exercised within the fourth two (2)-year period during the Contract Term; or
one hundred and fourteen percent (114%) in case where the right is exercised within the fifth two (2)-year period during the Contract Term.

(3)	Party B may exercise its right under Article 6.1(1) in a single transaction or in two or more transactions.

(4)
Party A may either (i) accept Party B's request under Article 6.1(1), or (ii) decline Party B's request under Article 6.1(1), in which case the Joint Venture Company shall apply to, in accordance with the laws and regulations of China, the

Examination and Approval Authority to dissolve the Joint Venture Company and the Parties shall execute a separate termination agreement to terminate this Contract in accordance with Chapter 22 (Dissolution and Liquidation).

6.2	General Provisions relating Assignment of Ownership Interest

(1)
A Party (the selling Party) may transfer its equity interest in the Joint Venture Company (i) in accordance with Article 5.3(2)(i) (Payment of Registered Capital), or (ii) in accordance with Article 6.1(4)(i) (Party B's Transfer to Party A), or (iii) in accordance with Article 22.2 (Party B's Put Option), or (iv) as otherwise agreed with the prior written consent of the other Party, and in each case in accordance with the laws and regulations of China.

For the avoidance of doubt, except as provided under Article 6.2(1) above, neither this Contract nor any rights and obligations hereunder may be assigned in whole or in part by any Party without the prior written consent of the other Party or, where required by law, the approval of the Examination and Approval Authority.

(2)	In case where Party A is the selling Party under Article 6.2(1), the laws and regulations of China on transfer of State-owned equity shall apply.

(3)
For any transfer of an equity interest under Article 6.2(1), each Party agrees to promptly take all actions and to sign all documents, and to cause its appointees on the Board of Directors promptly to take all actions and sign all documents, that are legally required to effect the transfer of equity interest. The transfer of equity interest shall be submitted to the Examination and Approval Authority for approval and, following receipt of such approval, the Joint Venture Company shall carry out procedures for the amendment of registration with the Registration Authority.

(4)
In accordance with the laws and regulations of China, the Parties agree that in the event of any changes to the Parties’ respective capital contribution in the Joint Venture Company, the Parties shall share the Joint Venture Company’s profits and bear the losses and risks arising from their investments in the Joint Venture Company, and corresponding adjustments shall be made to the number of

Directors to be nominated by the relevant Party, in each case in accordance with the new capital contribution ratio of the Parties.

(5)	For the avoidance of doubt, if one Party transfers all its equity interest in the Joint Venture Company to the other Party, the relevant formalities shall be carried out according to the law.
Chapter 7    Change in Control

7.1	Change in Control
In case of (i) a proposed direct or indirect acquisition of all or substantially all of the shares or assets of a Party, or (ii) a proposed transaction that would otherwise result in a change in Control of a Party, such Party shall notify the other Party at least thirty (30) days in advance. For the avoidance of doubt, Beijing Gehua Cultural Development Group has Controlled Party A as of the date hereof. If another enterprise owned by the whole People or another State-owned enterprise acquires Control of Party A after the date hereof, a change in Control of Party A shall be deemed to have occurred.
Chapter 8    Responsibilities of the Parties

8.1	Responsibilities of Party A
In addition to its other obligations under this Contract, Party A shall undertake the following responsibilities:

(1)
assist the Joint Venture Company in obtaining other approvals, licenses and rights required for the Joint Venture Company to undertake activities within its scope of business during its term of operations, including without limitation the Auction License;

(2)
assist the Joint Venture Company in purchasing, leasing or otherwise procuring office furniture and equipment, vehicles, products and other materials required for the Joint Venture Company’s operations from sources in China;

(3)
assist the Joint Venture Company in applying for licenses for the import of office furniture and equipment, vehicles, products and other materials required for the Joint Venture Company’s operations, and in carrying out all import and customs formalities in respect thereto;

(4)	assist the Joint Venture Company in recruiting skilled managers and technical personnel;

(5)	assist the Joint Venture Company in opening Renminbi and foreign currency bank accounts and in converting Renminbi into foreign currency for the Joint Venture Company to make outbound payments;

(6)
(in order to enable the Joint Venture Company to carry out its business operation in the Beijing Free Port) provide periodic reports (whenever there is any material change that can reasonably be expected to impact on, or relate to, the Joint Venture Company) to Party B on (i) the progress for it to obtain Third Party financing/investment to the Beijing Free Port, (ii) the status and time estimate for it to achieve the construction milestones of the Beijing Free Port, and (iii) any events or circumstances that can reasonably be expected to impact on its ability to obtain Third Party financing/investment to the Beijing Free Port or achieve the construction milestones of the Beijing Free Port; and

(7)	handle other matters entrusted by the Board of Directors.

8.2	Responsibilities of Party B
In addition to its other obligations under this Contract, Party B shall undertake the following responsibilities:

(1)
assist the Joint Venture Company in purchasing, leasing or otherwise procuring office furniture and equipment, vehicles, products and other materials required for the Joint Venture Company’s operation from sources outside China;

(2)
assist Chinese employees of the Joint Venture Company and members of the Board of Directors who travel outside China for Joint Venture Company business in obtaining foreign country visas and invitation letters and certifications required for processing other necessary travel documents;

(3)	assist the Joint Venture Company in recruiting and training skilled managers and technical personnel; and

(4)	handle other matters entrusted by the Board of Directors.
Chapter 9    Representations, Warranties and Undertakings

9.1	Mutual Representations and Warranties
Each Party hereby represents and warrants to the other Party that, as of the date hereof and as of the Effective Date:

(1)	such Party is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation;

(2)
such Party has carried out all procedures and obtained all approvals required under the laws and regulations to which it is subject, and has the power under such laws and regulations, to enter into this Contract and to perform all of its obligations hereunder;

(3)
such Party has taken all internal actions necessary to authorize it to enter into and perform this Contract and its representative whose signature is affixed hereto is fully authorized to sign this Contract and to bind such Party thereby;

(4)
neither the signature of this Contract nor the performance of its obligations hereunder will conflict with or constitute a default under (a) any provision of the articles of association or by-laws of such Party, (b) any applicable law or regulation, (c) any authorization or approval of any government agency or body, or (d) any contract or agreement, to which such Party is a party or subject;

(5)
no lawsuit, arbitration, other legal or administrative proceeding, or governmental investigation is pending against such Party, or to the best of such Party’s knowledge is threatened by any Third Party, that would affect in any way its ability to enter into or perform this Contract; and

(6)
None of Party A, its Affiliates and the Joint Venture Company, or any its employees or representatives shall be the agent of Party B nor has or is conferred any authority to conclude any contract in China on behalf of Party B.

9.2	Party A's Representations and Warranties
Party A hereby represents and warrants to Party B that, as of the date hereof and as of the Effective Date:

(1)	it is an enterprise owned by the whole People in the culture industry organized under the laws of China, and managed by Beijing Gehua Cultural Development Group with full authority;

(2)
it will undergo restructuring after the date hereof, as a result of which it will become a Sino-foreign equity joint venture Controlled by Beijing Gehua Cultural Development Group and owned directly by Beijing Gehua Cultural Development Group and an entity designated by Shun Tak Holdings Limited (Party B confirms that such restructuring will not result in a change in Control of Party A and Party B will not object to such restructuring);

(3)
it has obtained the right to develop and operate, as the sole developer and operator, the Beijing Free Port, including without limitation the sole right and control to decide which person may operate in the Beijing Free Port;

(4)	the Beijing Free Port has been authorized by the PRC Ministry of Culture as a “base for China's cultural trade with foreign parties”; and

(5)	the Beijing Free Port is in the early stage of development, and it is seeking Third Party financing/investment to the Beijing Free Port.

9.3	Effect of Representations and Warranties
If any representation or warranty in Articles 9.1 (Mutual Representations and Warranties) or 9.2 (Party A's Representations and Warranties) or 19.4 (Acknowledgement and Covenant) is untrue, this shall constitute a material breach of contract, the Joint Venture

Company shall apply to, in accordance with the laws and regulations of China, the Examination and Approval Authority to dissolve the Joint Venture Company, the Parties shall execute a separate termination agreement to terminate this Contract in accordance with Chapter 22 (Dissolution and Liquidation), and the non-breaching Party shall have the right to claim compensation from the other Party for all losses, damage, liabilities , claims and expenses, including without limitation any related interest, penalties and reasonable attorney's fees, incurred by the non-breach Party as a result of such breach.

9.4	Exclusivity Undertakings

(1)
Joint Venture Company will carry out its business operation in the Beijing Free Port and other locations pursuant to the relevant laws and regulations of China and this Contract. The Parties set out the exclusivity undertakings under this Article 9.4 pursuant to the Joint Venture Company's geographical operation areas and business scope.

(2)
Except with the prior written consent of Party B, Party A undertakes that from the Effective Date and as long as Party B holds an equity interest in the Joint Venture Company and for a period of four (4) months thereafter, it (or its Affiliate) shall not:

(a)    within Party A's rights as granted by the competent government authorities:

(i)
cooperate with other person or company (except the Joint Venture Company) to (x) carry on, or to be engaged, or to be concerned in, or (y) have common interests in, the bonded auction business or the non-bonded auction business, or

(ii)	cooperate with any principal competitor of the Joint Venture Company to (x) carry on, or to be engaged, or to be concerned in, or (y) have common interests in, the commission sale business, in each case above, in the Beijing Free Port (or any location outside the Beijing Free Port where Party A may manage and operate the bonded auction business, as approved by the competent government authorities);

(b)    facilitate any principal competitor of the Joint Venture Company to (x) carry on, or to be engaged, or to be concerned in, or (y) to be interested in, the bonded auction business or the non-bonded auction business, at any other location in China. For the avoidance of doubt, holding any equity interest in any principal competitor of the Joint Venture Company that (x) carries on, or is engaged, or is concerned, or (y) is interested in, the bonded auction business or the non-bonded auction business shall be deemed as facilitation; or
(c)    in conjunction with or on behalf of any principal competitor of the Joint Venture Company, directly or indirectly, whether as a shareholder, director, employee, partner, agent or otherwise, (x) carry on, or be engaged, or be concerned, or (y) be interested in, the commission sale business at any location in China.

(3)	For the purpose of this Article 9.4, a principal competitor of the Joint Venture Company means:

(i)
any of Christie’s, Bonham’s, Phillip’s, Poly, Guardian, Council, Acker Merrill Condit, Zachys, ASC Wines, Heritage Auctions, and Antiquorum (or any other competitor agreed to by the Parties in writing);

(ii)	any Affiliate or associated company of the foregoing; or

(iii)	any person or entity conducting its business under any (or any part of) word, symbol, name, trade name, trade mark, or logo of the foregoing.

9.5	Clarification on Exclusivity Undertakings
For the avoidance of doubt, subject to compliance with the relevant laws and regulations of China:
(a)    Party A (or its Affiliate) (subject further to performance of their obligations under Article 9.4 (Exclusivity Undertakings)), may, either on its own account or in conjunction with or on behalf of any other person, directly or indirectly, whether as a shareholder, director, employee, partner, agent or otherwise, carry on, or be engaged, concerned or interested in (x) sponsoring and organizing conferences and exhibitions, and organizing activities for exchange of culture and art in the PRC, or (y) any business in the PRC, which is similar to, or competing with, any of the foregoing; and
(b)    Party B (or its Affiliate) or the Sotheby's PRC Entity, may, either on its own account or in conjunction with or on behalf of any other person, directly or indirectly, whether as a shareholder, director, employee, partner, agent or otherwise, carry on, or be engaged, concerned or interested in (x) the Joint Venture Company's scope of business in the PRC, or (y) any business in the PRC, which is similar to, or competing with, any of the foregoing.

9.6	Transactions in relation to the Joint Venture Company
All transactions, contracts, purchases, operations, negotiations with third parties, hiring of employees and any other matters or acts undertaken in relation to the Joint Venture Company shall be done, transacted, undertaken or performed in the name of the Joint Venture Company, and no Party shall do, transact, perform or undertake any such activities in its own name or in the name of the other Party or in the joint names of the Parties.

9.7	Restrictions regarding Name etc.

(1)	Except with the prior written consent of Party B, Party A shall not use, at any time for any business purpose, any of the following:

(a)	the word or symbol of the Sotheby's Trademark;

(b)	any other name, trade name, trade mark, logo or symbol of Party B (or its Affiliates); and

(c)
any other word, symbol, name, trade name, trade mark, or logo confusingly similar to any of the foregoing in such a way as to be capable of being, or likely to be, confused with those of Party B (or its Affiliates).

(2)	Except with the prior written consent of Party A, Party B shall not use, at any time for any business purpose, any of the following:

(a)	the word or symbol of "Gehua";

(b)	any other name, trade name, trade mark, logo or symbol of Party A (or its Affiliates); and

(c)
any other word, symbol, name, trade name, trade mark, or logo confusingly similar to any of the foregoing in such a way as to be capable of being, or likely to be, confused with those of Party A (or its Affiliates).

9.8	Acknowledgment
It is expressly understood and agreed that although the Parties consider the restrictions contained in Article 9.4 (Exclusivity Undertakings) through Article 9.7 (Restrictions regarding Name etc.) to be reasonable, if a final judicial or arbitral determination is made in accordance with Chapter 25 (Settlement of Disputes) that the time or territory or any other restriction contained in Article 9.4 (Exclusivity Undertakings) through Article 9.7 (Restrictions regarding Name etc.) is an unenforceable restriction against any Party, the provisions hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such judicial or arbitral body may determine or indicate to be enforceable. Alternatively, if it is found that any restriction contained in Article 9.4 (Exclusivity Undertakings) through Article 9.7 (Restrictions regarding Name etc.) is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in Article 9.4 (Exclusivity Undertakings) through Article 9.7 (Restrictions regarding Name etc.).
Chapter 10    Trademarks and Inter-company Services

10.1	Sotheby's Trademark(s)

(1)
Party B shall ensure that Sotheby's (a company duly established and existing under the laws of England and Wales) will grant to the Joint Venture Company the non-exclusive and royalty-based right to use the Sotheby's Trademark(s) pursuant to the terms and conditions of the Sotheby's Trademark License Contract to be entered into separately between Sotheby's and the Joint Venture Company.

(2)	The Sotheby's Trademark License Contract shall be filed to the Trademark Office of the State Administration for Industry and Commerce for recordal in accordance with the laws and regulations of China.

10.2	Inter-company Services
If the Board of Directors, at its sole discretion, decides that the Joint Venture Company will obtain certain services from Party A or Party B (or their respective Affiliates), Party A or Party B (or their respective Affiliates) (as the case may be) and the Joint Venture Company shall separately enter into a service contract pursuant to the terms and conditions approved by the Board of Directors.
Chapter 11    Board of Directors

11.1	Formation of the Board of Directors

(1)
The Board of Directors shall be the highest authority of the Joint Venture Company and shall decide all matters of major importance to the Joint Venture Company. The date of issuance of the Business License shall be the date of establishment of the Board of Directors.

(2)	The Board of Directors shall comprise five (5) directors, one (1) of whom shall be appointed by Party A, and four (4) of whom shall be appointed by Party B.

(3)
Each director shall be appointed for a term of three (3) years, provided that the Party that has appointed a director may remove that director and appoint a replacement at any time. A director may serve consecutive terms if reappointed by the Party that originally appointed him. If a seat on the Board of Directors is vacated by the retirement, resignation, removal, disability or death of a director, the Party that originally appointed such director shall appoint a successor to serve out such director’s term.

(4)
Party B shall designate a director to serve as the Chairman of the Board of Directors. The Chairman of the Board of Directors is the legal representative of the Joint Venture Company, but shall not contractually or otherwise bind the Joint Venture Company without the prior written authorization of the Board of Directors. Whenever the Chairman of the Board of Directors is unable to perform his responsibilities for any reason, a director designated by the Chairman of the Board of Directors shall perform such responsibilities.

(5)	To appoint or remove a director (including the Chairman), a Party shall notify the other Party in writing. Appointments and removals of directors shall become effective upon receipt of such notice by the other Party; provided, however, that a change of the Joint Venture Company’s legal representative shall not take effect until the relevant procedures required by the laws and regulations of China have been completed. Appointments and removals shall be filed with the Examination and Approval Authority and registered with the Registration Authority to the extent required by law.

11.2	Indemnification of Directors
The Joint Venture Company shall indemnify each director against all claims and liabilities incurred by reason of his being a director of the Joint Venture Company, provided that the claim or liability does not result from graft or corruption, serious dereliction of duty, intentional misconduct or gross negligence or a violation of laws or a breach of contractual obligations by the director.

11.3	Meetings of the Board of Directors

(1)
The first meeting of the Board of Directors shall be held within ninety (90) days from the date of issuance of the Business License. At the first meeting, the Board of Directors shall adopt resolutions concerning the following matters:

(a)	approval of the Business Plan;

(b)	appointment of the Management Personnel;

(c)	approval of the accounting system and procedures to be used by the Joint Venture Company;

(d)	approval of the basic management system and any other business systems of the Joint Venture Company which require the deliberation and adoption of a resolution;

(e)	opening bank accounts of the Joint Venture Company, and designate signing authority; and

(f)	other matters which the Board of Directors consider need to be deliberated at the first meeting of the Board of Directors.

(2)	After the first meeting, the Board of Directors shall hold at least one (1) regular meeting in each calendar year. Upon the written request of more than one-third

(1/3) of the directors of the Joint Venture Company specifying the matters to be discussed, the Chairman of the Board of Directors shall within thirty (30) days of receipt thereof convene an interim meeting of the Board of Directors. The Chairman of the Board of Directors also may himself convene an interim meeting.

(3)
The Chairman of the Board of Directors shall give written notice, including the time and place of the meeting and the agenda, to each of the directors at least fifteen (15) days prior to any meeting of the Board of Directors. A Board of Directors meeting held without proper notice having been given to any director shall be invalid unless such director, either before or after the meeting, delivers a written waiver of notice to the Chairman. Meetings shall be held at the registered address of the Joint Venture Company or such other address in China or abroad as may be determined by the Chairman of the Board of Directors. The Chairman of the Board of Directors shall set the agenda for Board of Directors meetings and shall be responsible for convening and presiding over such meetings.

(4)
Each Party has the obligation to ensure that its appointees to the Board of Directors attend all meetings either in person or by proxy. More than two-thirds (2/3) of all the directors shall constitute a quorum for all meetings of the Board of Directors (such directors may be present in person or by proxy). If the director(s) appointed by a Party fail to attend a Board of Directors meeting convened in accordance with the provisions of this Contract and the Articles of Association, and does not appoint a proxy to represent him in attending the meeting, with the result that the directors attending the meeting do not constitute a quorum and therefore cannot adopt valid resolutions, then the other Party (the “Notice Server”) may serve written notice on the director(s) who failed to attend the meeting and on the Party that appointed such directors (the “Notice Recipient”), urging them to attend a Board of Directors meeting at the time and place stipulated in the notice. The above notice shall be sent by international courier service delivered letter for international communications or by registered post for domestic communications at least sixty (60) days prior to the date of the meeting. The notice shall state clearly that the Notice Recipient shall reply in writing within no less than forty-five (45) days after the sending of the notice as to whether its directors will attend the Board of Directors meeting. If the Notice Recipient fails to reply within the time period stipulated in the notice as to whether or not the directors will attend the Board of Directors meeting, it will be deemed to have waived its rights and, after the Notice Server has obtained confirmation of delivery from the international courier service or the registered post , the directors appointed by the Notice Server may hold a special Board of Directors meeting. Even if the directors attending such special Board of Directors meeting do not constitute a quorum for Board of Directors meetings, they nonetheless may adopt, by unanimous vote of all the directors attending such special Board of Directors meeting, valid resolutions concerning any issue or matter of major importance to the Joint Venture Company.

(5)
If a director is unable to attend Board of Directors meetings or to carry out his other duties as director, he may issue a proxy and entrust a representative to attend meetings or carry out his other duties on his behalf. The representative so entrusted shall have the same rights and powers as the director who entrusted him. One person may represent more than one director by proxy.

(6)
The Board of Directors shall cause complete and accurate minutes (in both Chinese and English) to be kept of all Board of Directors meetings. Draft minutes of meetings shall be distributed to all the directors within twenty (20) days after the date of the meeting. Any director who wishes to propose an amendment or addition shall submit the same in writing to the Chairman within twenty (20) days after receipt of the draft minutes. (No amendments or additions shall be proposed to written resolutions signed at a meeting.) The Chairman shall complete the final minutes and distribute them to each director and each Party not later than sixty (60) days after the meeting. The Joint Venture Company shall maintain a file of all Board of Directors meeting minutes and make the same freely available to the Parties and their authorized representatives.

(7)	So long as all of the meeting participants can communicate with one another, Board of Directors meetings may be held by means of conference telephone or similar communications equipment.

11.4	Resolutions of the Board of Directors

(1)	Each director shall have one (1) vote.

(2)	The adoption of resolutions concerning the following matters shall require the unanimous assent, at a duly convened meeting of the Board of Directors, of all the directors :

(a)	amendments to the Articles of Association;

(b)	increase or reduction of the registered capital of the Joint Venture Company;

(c)	suspension or dissolution of the Joint Venture Company; or

(d)	merger or division of the Joint Venture Company.

(3)	The adoption of all other resolutions shall require the assent of two-thirds (2/3) of the directors.

(4)
If the Board of Directors determines on the basis of a resolution adopted pursuant to Articles 11.4(2) (with respect to an increase in registered capital) or 11.4(3) (with respect to an external borrowing) that the Joint Venture Company requires additional funds and recommends that the Joint Venture Company raise such funds from either an increase in registered capital or an external borrowing, and a Party (the “Non-participating Party”) is unable or unwilling to participate in any such funding arrangement, then:

(a)
in the case of an increase in registered capital, the Party that is able and willing to participate in the funding arrangement shall be entitled to make any such increase unilaterally and the Parties’ respective shares of the registered capital of the Joint Venture Company shall be adjusted accordingly.

(b)
in the case of external borrowing, if a Party is unable to provide a guarantee on behalf of the Joint Venture Company in respect of such borrowing, then the other Party shall have the option to guarantee the entire amount of such borrowing.

(c)
Each Party hereby consents to any increase of registered capital and adjustment of the Parties’ respective shares of registered capital that meet the requirements of this Article 11.4(4) and further agrees to cause its appointees on the Board of Directors to consent to the same. Each Party agrees to promptly take all actions and to sign all documents, and to cause its appointees on the Board of Directors promptly to take all actions and sign all documents, that are legally required to effect the increase of registered capital and adjustment of shares. The increase of registered capital and adjustment of shares shall be submitted to the Examination and Approval Authority for approval and, following receipt of such approval, the Joint Venture Company shall carry out procedures for the amendment of registration with the Registration Authority.

(5)
The Board of Directors may adopt any resolution without a meeting if such resolution is signed by all of the directors then holding office. Such written resolutions shall be filed with the minutes of Board of Directors meetings and shall have the same force and effect as a unanimous resolution adopted at a meeting of the Board of Directors.

11.5	Reimbursement of Directors
The Joint Venture Company shall reimburse the reasonable and documented expenses incurred by the directors in the performance of their duties as directors (including but not limited to reasonable and documented travel expenses).
Chapter 12    Supervisor

12.1	Appointment of Supervisor

(1)	The Parties shall jointly appoint one (1) supervisor as the supervisory authority of the Joint Venture Company.

(2)	No director or senior manager may concurrently work as a supervisor.

(3)	The supervisor shall be an individual of high integrity with appropriate experience as senior business managers, professionals, or other similar qualifications.

(4)
The appointment of the supervisor will be valid for three (3) years. The supervisor may serve successive terms upon reappointment by the Parties. The Parties have the right to change the supervisor at any time. If there is any vacancy due to retirement, resignation, removal or incapacity of the supervisor or any other reasons, the Parties shall appoint a successor to serve out the remaining term of such supervisor. The relevant filing or registration procedures shall be followed in accordance with the relevant laws and regulations of China.

12.2	Functions and Powers
The major functions and powers of the supervisor shall be as follows:

(1)	to examine the financial affairs of the Joint Venture Company;

(2)
to supervise the performance by the directors and senior managers of their respective duties and obligations, and to propose the removal of any directors and/or senior manager who has violated any provision of any law, regulation, this Contract or the Articles of Association;

(3)	to require any director or senior manager to rectify his/her misbehavior that has damaged the interests of the Joint Venture Company;

(4)
to investigate the illegal or illegitimate business activities of the Joint Venture Company, and to engage a professional firm to assist in internal audit or investigation or initiate legal actions or other proceedings with the prior written consent of both Party A and Party B and at the expense of the Joint Venture Company;

(5)	to attend, bring forth motions, make inquiries and provide suggestions at the meetings of the Board of Directors as non-voting attendees; and

(6)	to exercise other functions and powers as provided under the relevant laws and regulations.

12.3	Indemnification of Supervisor
The Joint Venture Company shall indemnify the supervisor against all claims and liabilities incurred by reason of his being a supervisor of the Joint Venture Company, provided that the claim or liability does not result from graft or corruption, serious dereliction of duty, intentional misconduct or gross negligence or a violation of laws or a breach of contractual obligations by the supervisor.

12.4	Records
The supervisor shall keep up-to-date written records of all the decisions and actions in relation to the performance of his/her duties and a copy of such records shall be provided to Party A and Party B.

12.5	Reimbursement of Supervisor
All reasonable expenses incurred by the supervisor in relation to the performance of his/her duties and obligations (including but not limited to the expenses incurred by the supervisor (i) for the purpose of attending the meetings of the Board of Directors, or (ii) to engage a professional firm to assist in internal audit or investigation or initiate legal actions or other proceedings with the prior written consent of both Party A and Party B) shall be borne and reimbursed by the Joint Venture Company.
Chapter 13    Management Organization

13.1	Management Organization
The Joint Venture Company’s management organization shall be under the leadership of a General Manager, who shall report directly to the Board of Directors. In addition to the General Manager, the Joint Venture Company shall have a Chief Financial Officer, whom shall be directly responsible to the Board of Directors and shall report to the General Manager on a day-to-day basis, as well as a Chief Administration Office/Office Manager, Accountants and other Management Personnel, each of whom shall report directly to the General Manager and shall act in accordance with the instructions, and under the supervision, of the General Manager. The management organization of the Joint Venture Company shall be subject to the authority of the Board of Directors.

13.2	Appointment of Management Personnel
The General Manager and the Chief Financial Officer shall be nominated by Party B and appointed by the Board of Directors. The Chief Administration Office/Office Manager and one of the Accountants shall be nominated by Party A and appointed by the Board of Directors. All other Management Personnel shall be appointed by the Board of Directors.
All replacements for any of the Management Personnel, whether by reason of the retirement, resignation, disability or death of a manager or of the removal of a manager by the Board of Directors, shall be (i) nominated by Party B and appointed by the Board of Directors (in case of the General Manager and the Chief Financial Officer), (ii) nominated by Party A and appointed by the Board of Directors (in case of the Chief Administration Office/Office Manager and one of the Accountants), or (iii) appointed by the Board of Directors (in case of all other Management Personnel).

13.3	Scope of Management Authority and Performance of Duties

(1)
The General Manager shall be in charge of the day-to-day operation and management of the Joint Venture Company and shall carry out all matters entrusted by the Board of Directors. The Chief Administration Office/Office Manager shall be in charge of the communication and coordination with the government authorities and Beijing Gehua Cultural Development Group and its Affiliates on behalf of the Joint Venture Company. The Accountants shall be in charge of the financial analysis and budget examination and the review of daily accounting and the supervision on the operation of financial system and shall provide assistance in accounting procedure and in the preparation of final accounting and draft financial statements. The Board of Directors shall determine the duties of the Chief Financial Officer and other Management Personnel.

(2)
The General Manager shall not concurrently serve as the general manager or deputy general manager of any other company or enterprise, nor shall any one serve as a director of or consultant to, or hold any interest in, any company or enterprise that competes with the Joint Venture Company.

13.4	Departmental Structure
The Joint Venture Company’s basic departmental structure, including the creation of Management Personnel positions other than those specified in this Contract, shall be formulated and approved by the Board of Directors. The General Manager shall determine the details of the Joint Venture Company’s organizational structure, the creation of employment positions other than Management Personnel positions, and the responsibilities of personnel other than the responsibilities of Management Personnel.

Chapter 14    Purchase and Supply of Products, Equipment and Services

14.1	Purchase and Supply
The Joint Venture Company may purchase equipment, vehicles and products, and may obtain technology and services, required for the Joint Venture Company’s operations from sources within and outside China in accordance with the laws and regulations of China.
Chapter 15    Labor Management

15.1	Governing Principle
Matters relating to the recruitment, employment, dismissal, resignation, wages and welfare of the staff and workers of the Joint Venture Company shall be handled in accordance with the Labor Law of the People’s Republic of China and related Chinese laws and regulations (hereinafter collectively referred to as the “Labor Laws”). The Board of Directors shall determine the labor rules and policies of the Joint Venture Company, and the General Manager shall implement, or shall supervise the implementation, of the labor rules and policies of the Joint Venture Company.

15.2	Employment
Management Personnel shall be employed by the Joint Venture Company in accordance with the terms of individual employment contracts approved by the Board of Directors. The Joint Venture Company shall employ all of its other employees in accordance with the terms of a standard individual labor contract. Employees will be selected according to their professional qualifications and working experience. The General Manager shall determine the specific number and qualifications of employees in accordance with the operating needs of the Joint Venture Company.

15.3	Social Insurance and Welfare Benefits
Social insurance and welfare benefits for employees of the Joint Venture Company shall be handled in accordance with the Labor Laws. The Joint Venture Company shall conform to the laws and regulations of China concerning labor protection and shall ensure safe and civilized production and operations.

Sotheby_s - Gehua JVC ENG_24563450_23.DOC                            1

15.4	Labor Union
The Joint Venture Company’s employees shall have the right to establish a labor union and to conduct labor union activities in accordance with the Labor Laws and the Labor Union Law of the People’s Republic of China.
Chapter 16    Financial Affairs, Accounting and Right to Information

16.1	Accounting System

(1)	The Chief Financial Officer of the Joint Venture Company shall be responsible for the financial management of the Joint Venture Company.

(2)
The Chief Financial Officer shall prepare the Joint Venture Company’s accounting system and procedures in accordance with the relevant laws and regulations of China, and submit the same to the Board of Directors for adoption. Among other requirements, the accounting system shall require the Chief Financial Officer to prepare accounting reports in accordance with international accounting principles and to provide such reports to each Party on a monthly basis. The accounting system and procedures shall be filed with the relevant local department of finance and the tax authorities for the record.

(3)	The Joint Venture Company shall adopt Renminbi as its bookkeeping base currency, but may also adopt Hong Kong dollar as a supplementary bookkeeping currency.

(4)
All accounting records, vouchers, books and statements of the Joint Venture Company must be made and kept in Chinese. All financial statements and reports of the Joint Venture Company shall be made and kept in Chinese and English.

(5)
Translations between foreign currency and Renminbi shall be made using the median rate for buying and selling for such currency announced by the People’s Bank of China on the date of actual receipt or payment by the Joint Venture Company.

16.2	Fiscal Year
The Joint Venture Company shall adopt the calendar year as its fiscal year. The Joint Venture Company’s first fiscal year shall commence on the date that the Joint Venture

Company receives a business license and shall end on the immediately succeeding 31 December.

16.3	Auditors and Right to Information

(1)
The Joint Venture Company shall engage an internationally recognized independent accounting firm registered in China to audit its accounts and annual financial statements and to prepare an audit report as required by the applicable laws and regulations of China. Drafts of the audited financial statements and audit report shall be provided to each Party and to the Board of Directors for review and approval within two (2) months after the end of each fiscal year, and the final audit report shall be issued not later than four (4) months after the end of each fiscal year.

(2)
The audit firm engaged by the Joint Venture Company shall also prepare, at the Joint Venture Company’s expense and as a supplement to the statutory audit report, an audit report based on the International Accounting Standards.

(3)
A Party shall have the right to review and make copies of the Joint Venture Company's (i) Articles of Association, (ii) resolutions of the Board of Directors, (iii) decisions of the supervisor, (iv) monthly accounting reports prepared by the Chief Financial Officer under Article 16.1(2) (Accounting System), and (v) audited financial statements and audit reports prepared by the audit firm under Articles 16.3(1) and (2).

(4)
Unless the Chairman of the Board of Directors has reasonable basis to believe (which belief he shall explain in writing to the relevant Party) that a Party's (i) review of the Joint Venture Company's accounts or unaudited financial reports, or (ii) audit on the account of the Joint Venture Company, is for illegitimate reasons and may damage the lawful interests of the Joint Venture Company:

(a)	the Parties shall have full and equal access to the Joint Venture Company’s accounts;

(b)
the Joint Venture Company shall furnish to the Parties unaudited financial reports on a monthly basis so that they may continuously be informed about the Joint Venture Company’s financial performance; and

(c)
either Party at any time may appoint, at its own expense, an audit firm registered in China or abroad to audit the accounts of the Joint Venture Company and to prepare an audit report, and the Joint Venture Company shall permit such auditor to examine all of its accounting and financial records and other documents, provided that the auditor agrees to maintain the confidentiality of such documents and that the audit does not interfere with the normal operation of the Joint Venture Company.

(5)
With respect to any other document or information relating to the Joint Venture Company or its business that is not provided under Articles 16.3(1) through 16.3(4), the Joint Venture Company may refuse to provide such document or information to a requesting Party, if the Chairman of the Board of Director, at his sole discretion, decides that the requesting Party's access to such document or information is for illegitimate reasons and may damage the lawful interests of the Joint Venture Company.

16.4	Bank Accounts
The Joint Venture Company shall separately open foreign exchange accounts and Renminbi accounts at banks within China authorized to conduct foreign exchange operations. With the approval by SAFE, the Joint Venture Company may also open foreign exchange bank accounts outside China.
Chapter 17    Distribution of Profit

17.1	Distribution of Profit

(1)
Losses from previous years must be made up before any profits from the current year are distributed to the Parties. Profits retained by the Joint Venture Company in previous years may be distributed together with the profits of the current year.

(2)
After the Joint Venture Company has paid income taxes and made up any losses incurred in previous years, the Board of Directors shall determine the annual allocations to the Three Funds from the after-tax net profits, based on the requirements of relevant laws and regulations.

(3)	Within four (4) months after the end of each fiscal year, the Board of Directors, based on the Joint Venture Company’s operational needs, shall decide whether or not to retain all or part of the profit of the Joint Venture Company available for distribution. After the Board of Directors makes this decision, the amount of profit not retained shall be distributed to the Parties immediately in accordance with the ratio of their respective actual contributions to capital.

(4)
The Joint Venture Company shall calculate in Renminbi (i.e., the standard bookkeeping currency) the profits available for distribution. Remittances of profits and other payments by the Joint Venture Company to Party B shall be made, as requested by Party B, in Hong Kong dollar to a foreign bank account designated by Party B, or in Renminbi to a foreign bank account (or a Special Account for Re-investment in Renminbi with a PRC bank) designated by Party B, in each case subject to compliance with the foreign exchange control regulations of China. If the Joint Venture Company has foreign exchange, Party B shall have a priority right, which it may exercise at its sole discretion, to the use of such foreign exchange to pay its share of profits, with translation from Renminbi into Hong Kong dollar at the median rate for buying and selling announced by the People’s Bank of China on the date on which payment is due. If the Joint Venture Company does not have sufficient foreign exchange funds to make a payment in full, it shall promptly comply with Party B’s request to either (i) convert the remaining Renminbi amount of the payment into Hong Kong dollar at a bank, at the selling rate for Hong Kong dollar announced by the People’s Bank of China on the date of conversion, and pay the Hong Kong dollar to a foreign bank account designated by Party B (any related exchange loss shall be borne by Party B), or (ii) pay the remaining Renminbi amount of the payment in Renminbi to a foreign bank account (or a Special Account for Re-investment in Renminbi with a PRC bank) designated by Party B, in each case subject to compliance with the foreign exchange control regulations of China. If the Joint Venture Company is unable to effect conversion, then upon notification by Party B, it must deposit the remaining Renminbi profits into a separate interest-bearing bank account opened in the name of the Joint Venture Company, and hold this Renminbi and the interest earned thereon in such account pending further notification from Party B. The Joint Venture Company shall promptly comply with Party B’s request concerning the disposition of the funds in this bank account, provided that such request is not inconsistent with the laws and regulations of China.

(5)	The Joint Venture Company shall comply with the tax laws and regulations of China, and pay taxes according to the law.
Chapter 18    Taxation and Insurance

18.1	Income and Other Tax
The Joint Venture Company shall pay taxes in accordance with the laws, administrative regulations and local regulations of China. The Joint Venture Company’s Chinese and expatriate personnel shall pay individual income tax in accordance with the Individual Income Tax Law of the People’s Republic of China. The Joint Venture Company shall apply for all the preferential tax treatment to which it is entitled under the relevant laws and regulations of China. The Joint Venture Company shall have the tax obligation and shall withhold the relevant individual income tax of its Chinese and expatriate personnel according to the PRC tax rules.

18.2	Insurance
Throughout the Contract Term, the Joint Venture Company shall maintain insurance coverage of the types and in the amounts determined by the General Manager and approved by the Board of Directors. The Joint Venture Company may obtain insurance from insurance companies or organizations, subject to compliance with the laws and regulations of China.

Chapter 19    Compliance with Laws

19.1	Compliance with Laws

(1)
In performing their obligations under this Contract, each Party shall take all necessary steps, and shall cause its Affiliates to take all necessary steps, to ensure that such Party and the Joint Venture Company comply with all laws and regulations of China and of any other jurisdiction that apply to the Parties or the Joint Venture Company with respect to implementation of this Contract.

(2)
Each Party and its Affiliates, when assisting the Joint Venture Company or acting on behalf of the Joint Venture Company, shall itself comply with, and shall cause its officers, directors, employees, and agents to comply with, the Anti-Corruption Laws and the Privacy Laws.

(3)
The Joint Venture Company shall require its officers, directors, employees, and agents to use only legitimate and ethical business practices and to comply fully with the Anti-Corruption Laws and the Privacy Laws in connection with activities conducted on behalf of or for the benefit of the Joint Venture Company, whether directly, through the use of representatives or otherwise, and shall not take any action that would subject the Joint Venture Company or either Party to penalties under such laws.

19.2	Ethics and Compliance Policies and Procedures

(1)
The Parties shall direct that Joint Venture Company will implement a program (as described in Schedule 1, the “Ethics and Compliance Policies and Procedures”) to monitor and to enforce compliance with the provisions of Article 19.1 (Compliance with Laws). Immediately following the execution of this Contract, the Joint Venture Company shall begin implementation of the Ethics and Compliance Policies and Procedures in accordance with the timetable set forth in Schedule 1.

(2)
The Joint Venture Company shall create the Ethics and Compliance Policies and Procedures described in Schedule 1 with the assistance of independent outside counsel with established expertise in the Anti-Corruption Laws, and maintain

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the Ethics and Compliance Policies and Procedures as amended from time to time.

19.3	Non-compliance
The Joint Venture Company shall, promptly, and in any case within three (3) days after the discovery of a material violation or potentially material violation of the Anti-Corruption Laws involving the Joint Venture Company, provide written notice to each Party consistent with the Ethics and Compliance Policies and Procedures. The Joint Venture Company shall, at either Party’s request, provide that Party with any information or records relating to any such material violation or potentially material violation.

19.4	Acknowledgement and Covenant

(1)
Each Party hereby acknowledges that it is aware of and understands the prohibitions of the Anti-corruption Laws, and covenants that it will not cause the Joint Venture Company, either directly or indirectly, to engage in any activity, or authorize any person to engage on the Joint Venture Company’s behalf in any activity, that would constitute a violation of such laws or could otherwise result in liability for any Party under such laws.

(2)
Each Party represents and covenants that, in connection with the Joint Venture Company and the performance of its obligations under this Contract, it, and its owners, directors, employees and agents, have not, and will not give, pay, offer, promise, or authorize, directly or indirectly, any financial or other advantage that may be in breach of any Anti-corruption Laws.

(3)	Each Party agrees to certify compliance with the representations and covenants above in Articles 19.4(1) and 19.4(2) when requested to do by the other Party.

(4)
Each Party represents and covenants that none of the contracts, permits or licenses or other assets that it will contribute to the Joint Venture Company was procured by any means that are or would be in violation of the Anti-corruption Laws.

(5)	Each Party agrees that it shall not retain a sub-contractor, representative, or agent in connection with this Contract without the prior written approval of the other Party.

Chapter 20    Confidentiality

20.1	Confidentiality

(1)
Prior to and during the Contract Term, each Party has disclosed or may disclose to the other Party confidential and proprietary information concerning their respective businesses, financial condition, proprietary technology, research and development and other confidential matters. Furthermore, during the Contract Term, the Parties may obtain such confidential and proprietary information concerning the Joint Venture Company (including without limitation any commercially sensitive, private or confidential information relating to the Joint Venture Company or its business, such as (i) the identity of its existing or anticipated suppliers, (ii) the identity of its existing or anticipated customers, and customer requirements, (iii) its existing or anticipated products, instructions and plans, (iv) its financial affairs, contractual arrangements, business or methods of business, (v) its forecasts, commercial plans, strategies and financial statements, records and information, (vi) software, applications, algorithms, designs, skills, methods, expertise, instruments, procedures, models, data, and any other related information, and (vii) any other commercial or technical information or trade secrets) and the Joint Venture Company may obtain such confidential and proprietary information concerning the Parties or their Affiliates. Each of the Parties and the Joint Venture Company receiving all such information as aforesaid (including written and unwritten information) (hereinafter referred to as “Confidential Information”) shall, during the Contract Term and thereafter:

(a)    maintain the confidentiality of the Confidential Information and use the Confidential Information only for the purposes contemplated under this Contract; and
(b)    not disclose Confidential Information to any person or entity, except to their respective employees who need to know such Confidential Information to perform their work responsibilities related to the purposes of this Contract.

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(2)	The provisions of clause (1) above shall not apply to Confidential Information that:
(a)    can be proved to have been known by the receiving party by written records made prior to disclosure by the disclosing party;
(b)    is or becomes public knowledge otherwise than through the receiving party’s breach of this Contract; or
(c)    was obtained by the receiving party from a Third Party having no obligation of confidentiality with respect to such Confidential Information.

(3)
If required by any Party, the Joint Venture Company shall execute a separate confidentiality agreement in respect of Confidential Information obtained by the Joint Venture Company from such Party (or its Affiliates) with provisions similar to those set out in this Chapter 20.

(4)
Each Party and the Joint Venture Company shall formulate rules and regulations to cause its directors, senior staff and other employees, also to comply with the confidentiality obligations set forth in this Chapter 20. All directors of the Joint Venture Company, and such managers and other employees as determined by the Board of Directors, shall be required to sign a confidentiality undertaking in a form approved by the Board of Directors.

(5)
The provisions of this Chapter 20 shall not apply to the disclosure of information (i) to any public or private lender or financing agency or institution, (ii) to any contractors or subcontractors that the Parties may engage with the prior written consent of the Joint Venture Company, (iii) to employees and consultants of the Parties, (iv) to any Third Party to which a Party contemplates the transfer of all or part of its share of the registered capital of the Joint Venture Company, or (v) to any Third Party that contemplates the direct or indirect acquisition of all or substantially all of the shares or assets of a shareholder of the Joint Venture Company or a transaction that would otherwise result in a change in Control of a shareholder of the Joint Venture Company; provided that in any such case only such information as such person or entity to whom disclosure is made shall have a legitimate business need to know shall be disclosed, and such person or entity shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the Parties are obligated to do under this Chapter 20.

(6)
The provisions of this Chapter 20 shall not apply to the disclosure of information to any government, or any agency or department thereof, to the extent required by law or in response to a legitimate request for such information, provided that the Party being required or requested to make such disclosure shall immediately notify the other Party of such requirement and the terms thereof prior to such disclosure. The other Party shall have the right to petition to the agency or department concerned regarding such disclosure and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Party shall, in its sole discretion, determine.

(7)
For the avoidance of doubt, this Chapter 20 shall not prevent Party B from complying with the document-retention laws applicable to it, the requirements of relevant regulatory authorities to which Party B is subject, and Party B's record-retention policies (including but not limited to incorporation of client and transactional data from the auction business of the Joint Venture Company into Party B's database).

(8)
Without limiting the foregoing provisions of this Chapter 20, no Party shall make any public announcement or public disclosure with regard to the Joint Venture Company that includes Confidential Information without the prior written consent of the other Party as to the content and timing of such announcement or disclosure, which consent shall not be unreasonably withheld or delayed; provided that nothing in this clause (8) shall prevent a Party from making such an announcement or disclosure which is required in the good faith judgment of such Party by applicable law, regulation or stock exchange rule.

(9)
The provisions of this Chapter 20 shall remain binding upon any natural or legal person who has been a party to this Contract after such person, through an assignment of registered capital and corresponding contractual rights and obligations, ceases to be a party to this Contract. In addition, the rights and obligations under this Chapter 20 shall survive the expiration or earlier termination of this Contract, and shall remain in effect for the periods stated herein, notwithstanding the dissolution of the Joint Venture Company.
Chapter 21    Contract Term

21.1	Contract Term
The Contract Term shall commence upon the Effective Date and shall extend for a period of ten (10) years from the date of issuance of the Business License.

21.2	Extension of the Contract Term
Upon the agreement of all of the Parties, the Joint Venture Company may submit an application to the Examination and Approval Authority to extend the Contract Term no less than six (6) months prior to the expiration of the Contract Term. The Contract Term may be extended only upon approval of the Examination and Approval Authority.
Chapter 22    Dissolution and Liquidation

22.1	Dissolution

(1)	Any of the following circumstances shall be a “Dissolution Event”:

(a)	the Contract Term expires;

(b)	the Joint Venture Company incurs losses in excess of Renminbi Twenty Million Yuan (RMB 20,000,000), ceases to carry on business, or becomes unable to pay its debts as they come due;

(c)	pursuant to Article 5.3(2)(ii) (Payment of Registered Capital);

(d)	a Party (the breaching Party) transfers all or any part of its share of the Joint Venture Company’s registered capital in violation of the provisions of this Contract;

(e)	a Party (the breaching Party) mortgage, pledge or otherwise encumber all or any part of its share of the Joint Venture Company’s registered capital in violation of the provisions of this Contract;

(f)
a Party (the breaching Party) breaches Articles 19.1 (Compliance with Laws) or 19.4 (Acknowledgement and Covenant); or one Party (the non-breaching Party) determines reasonably that the other Party (the breaching Party) has breached

Articles 19.1 (Compliance with Laws) or 19.4 (Acknowledgement and Covenant);

(g)
a Party (the breaching Party) otherwise materially breaches this Contract or the Articles of Association, including without limitation the representations and warranties herein, and such breach is not cured within ninety (90) days of written notice to the breaching Party;

(h)	pursuant to Article 24.1(4) (Force Majeure);

(i)	the Joint Venture Company has been unable to attain its business goals and has no development prospects;

(j)
there are material discrepancies between the Joint Venture Company’s scope of business as stated on the Business License and as set forth in Article 4.2 (Scope of Business of the Joint Venture Company);

(k)	Party B ceases to Control the Joint Venture Company due to whatever reason;

(l)	there is a change in Control of a Party;

(m)	pursuant to Article 6.1(4)(ii) (Party B's Transfer to Party A);

(n)
any consent, authorization, registration, filing, license, permit, approval, agreement, authority or exemption, by or with a competent government authority (collectively, “Government Consent”) which is necessary for Party A to (i) be the sole developer and operator to develop and operate the Beijing Free Port, or (ii) perform its obligations under this Contract is revoked, not renewed or suspended, or any applicable conditions are not complied with in any material aspect, thereby negatively affecting Party A’s development and operation of the Beijing Free Port or performance of its obligations under this Contract;

(o)	the Auction License and the Business License are not issued within one hundred and twenty (120) days after the date hereof (or such other date as the Parties may agree in writing);

(p)
the competent PRC government authority revokes, does not renew, suspends, or revises in any material aspect, the bonded status of Tianzhu Free Trade Zone or the Beijing Free Port, thereby negatively affecting the Joint Venture Company’s ability to conduct its business;

(q)
any Government Consent which is necessary for the Joint Venture Company to conduct its business (including without limitation the Auction License, and the Business License) is revoked, not renewed or suspended, or any applicable conditions are not complied with in any material aspect, thereby negatively affecting the Joint Venture Company’s ability to conduct its business;

(r)
any Government Consent which is necessary for the Joint Venture Company to conduct its bonded business, according to the law and under the supervision by the competent bonded tax government authorities, at any location (including five-star hotels) selected by the Joint Venture Company outside Tianzhu Free Trade Zone and within the urban area of Beijing (including without limitation an exemption of the ATA Carnets) is not granted within sixty (60) days from the date of application by the Joint Venture Company (or such other date as the Parties may agree in writing), revoked, not renewed or suspended, or any applicable conditions are not complied with in any material aspect, thereby negatively affecting the Joint Venture Company’s ability to conduct its business; or

(s)	Sotheby's terminates the Sotheby's Trademark License Contract in accordance with its terms.

(2)
Within (30) days after occurrence of a Dissolution Event, (i) the Joint Venture Company shall apply to the Examination and Approval Authority to dissolve the Joint Venture Company in accordance with the laws and regulations of China, and the Parties shall execute a separate termination agreement to terminate this Contract, or (ii) the Parties shall carry on the equity transfer in accordance with Article 22.2 (Party B's Put Option). Each Party agrees to take all actions and to sign all documents, and to cause its appointees on the Board of Directors to take all actions and to sign all documents that are legally required to:

(a)	promptly remove the word “Sotheby's” (English and Chinese) from the Joint Venture Company's enterprise name, and promptly cease all uses of the Sotheby's Trademark(s) by the Joint Venture Company; and

(b)
(regardless of whether the foregoing item (a) has been completed or not) effect dissolution of the Joint Venture Company and termination of this Contract, and suspend the operation activities of the Joint Venture Company.

(3)	Upon execution of the termination agreement by the Parties:

(a)	the termination agreement shall be formed;

(b)	the termination agreement shall be binding as between the Parties; and

(c)
as between the Parties, all obligations and liabilities of a Party that arise out of or relate to, directly or indirectly, this Contract shall be released and discharged, except for (i) accrued rights and obligations as of the execution date of the termination agreement, (ii) rights and obligations in relation to provisions in this Contract that have been expressed to survive the termination of this Contract (including without limitation Article 3.2(3) (Name of the Joint Venture Company), Chapter 20 (Confidentiality), this Chapter 22 and Chapter 25 (Settlement of Dispute)), and (iii) rights and obligations arising from the termination agreement.

(4)
Except as otherwise provided in this Contract, the dissolution of the Joint Venture Company and the termination of this Contract due to breach of contract by a Party (the breaching Party) shall not prejudice the non-breaching Party’s right to claim damages for breach of contract.

22.2	Party B's Put Option

(1)
If, at any time during the Contract Term, Party A is the breaching Party under Article 22.1, clause (1)(d)through clause (1)(g) (Dissolution), Party B, within thirty (30) days after occurrence of the relevant event, may give written notice to Party A, and may require, in accordance with the laws and regulations of China, Party A to promptly purchase all of Party B’s equity interest in the Joint Venture Company at the purchase price for Party B’s equity interest as set forth in Article 6.1(2) (Party B's Transfer to Party A).

(2)	Party A shall accept Party B's request under Article 22.2(1). For the avoidance of doubt, Party A shall not decline Party B's request under Article 22.2(1).

22.3	Liquidation
Upon occurrence of a Dissolution Event, liquidation of the Joint Venture Company shall be handled in accordance with the relevant laws and regulations of China and with the following provisions:

(1)	The liquidation committee shall be made up of five (5) members appointed by the Board of Directors, one (1) of whom shall be nominated by Party A, four (4) of whom shall be nominated by Party B.

(2)
Except for the matters that shall be decided by the liquidation committee unanimously pursuant to the laws and regulations of China then in effect, the adoption by the liquidation committee of all other decisions relating to the dissolution and liquidation of the Joint Venture Company shall require the assent of two-thirds (2/3) of the members of the liquidation committee.

(3)
If it is necessary to sell any of the Joint Venture Company’s assets, the liquidation committee shall use every effort to obtain the highest possible price for such assets and, subject to compliance with foreign exchange control regulations of China, to sell such assets for Hong Kong dollar or other freely convertible foreign currencies. Party A shall have a right of first refusal to purchase all machinery and equipment or other tangible property of the Joint Venture Company on the same terms and conditions offered by Party B or by a Third Party.

(4)
If it is necessary to appraise any of the assets to be liquidated, the liquidation committee shall appoint an internationally recognized independent accounting firm registered in China to handle this work.

(5)	The liquidation proceeds of the Joint Venture Company shall be distributed to the Parties in accordance with the ratio of their respective actual contributions to capital.

(6)
If any of the Joint Venture Company’s assets are distributed to the Parties in the form of cash, Party B shall have a priority right to the Joint Venture Company’s foreign exchange. If the Joint Venture Company does not have sufficient foreign exchange available to pay all of Party B’s share of remaining assets, the liquidation committee shall arrange for the conversion of Renminbi into foreign currency at a bank and for payment of such foreign currency to Party B in accordance with the foreign exchange control regulations of China. The liquidation committee shall arrange for the clearance of the PRC taxes on any distribution to Party B.

22.4	Survival

The provisions of this Chapter 22 shall survive the expiration or early termination of this Contract and shall remain in effect until the conclusion of liquidation.
Chapter 23    Breach of Contract

23.1	Breach of Contract
If a Party breaches this Contract, it shall bear the liabilities arising from such breach in accordance with the provisions of this Contract and of applicable law. In the event that more than one Party breaches this Contract, each Party shall bear the liabilities arising from its own breach. Notwithstanding the foregoing, no Party shall be liable to the other Party in relation to this Contract for any indirect or consequential loss or damage.
Chapter 24    Force Majeure

24.1	Force Majeure

(1)
“Force Majeure” shall mean all events which were unforeseeable at the time this Contract was signed, the occurrence and consequences of which cannot be avoided or overcome, and which arise after the signature of this Contract and prevent total or partial performance by any Party. Such events shall include earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, epidemics, strikes and other events which are accepted as force majeure under the law of China or general international commercial practice. A Party’s lack of funds is not an event of Force Majeure.

(2)
If an event of Force Majeure occurs and affects the performance of a Party’s obligations under this Contract, such performance shall be suspended during the period of delay caused by the Force Majeure, and this shall not constitute a breach of contract.

(3)
The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish sufficient evidence of the occurrence and duration of such Force Majeure within thirty (30) days after the occurrence of the event of Force Majeure.

(4)
In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure. If the occurrence or consequences of Force Majeure results in a major impairment to the functioning of the Joint Venture Company for a period in excess of six (6) months and the Parties have not found an equitable solution, then upon written request from either Party A or Party B, the Joint Venture Company shall apply to, in accordance with the laws and regulations of China, the Examination and Approval Authority to dissolve the Joint Venture Company and the Parties shall execute a separate termination agreement to terminate this Contract in accordance with the provisions of Chapter 22 (Dissolution and Liquidation), provided that the terminating Party has performed its obligations under this Chapter 24.
Chapter 25    Settlement of Disputes

25.1	Arbitration

(1)
For the purposes of this Chapter 25, a dispute (known as “Dispute” in this Chapter 25) means any dispute or difference between the Parties arising out of or in connection with this Contract including without limitation any question regarding its existence, validity or termination. Upon a Dispute arising, the Parties shall meet in good faith to attempt to resolve the Dispute. Each Party shall nominate a senior representative from time to time who shall be responsible for attending such meetings, and who shall have authority to settle any such Dispute.

(2)
If a Dispute is not resolved by means of the process set forth above, within ninety (90) days after one Party has given notice to the other Party of the existence of such Dispute, then such Dispute shall be referred to and finally resolved by arbitration administered by the London Court of International Arbitration under the Rules of Arbitration of the London Court of International Arbitration (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three (3). Each Party shall have the right to nominate one (1) arbitrator, in the case of the Claimant pursuant to article 1.1(e) of the LCIA Rules and in the case of the Respondent pursuant to article 2.1(d) of the LCIA Rules. The panel shall be appointed by the LCIA Court pursuant to article 5 of the LCIA Rules. Each arbitrator shall be legally qualified and practising either in PRC law or in English law and shall have not less than ten (10) years post qualification experience. The seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(3)	To the extent that there is any discrepancy between the provisions of this Article 25.1 and the LCIA Rules, the LCIA Rules shall take priority.

(4)
Notwithstanding the generality of the foregoing, either Party shall be free to seek preliminary and permanent injunctive relief, and other relevant civil, administrative or criminal enforcement measures as a result of any claimed violation of intellectual property rights, confidentiality obligations, or exclusivity obligations in any appropriate jurisdiction.

25.2	Continuing Rights and Obligations
When any Dispute occurs and when any Dispute is under arbitration, except for the matters under arbitration, the Parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Contract.
Chapter 26    Applicable Law

26.1	Applicable Law
The laws of China shall govern the formation, validity, interpretation and performance of this Contract and the resolution of any disputes arising under this Contract. If there is no law in China governing a particular matter relating to this Contract, reference shall be made to general international commercial practices.
Chapter 27    Miscellaneous Provisions

27.1	Waiver
Failure or delay on the part of any Party hereto to exercise a right under this Contract shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof.

27.2	Amendment
This Contract is made for the benefit of the Parties and their respective lawful successors and assignees and is legally binding on them. This Contract may not be amended orally, and any amendment hereto shall require the written consent of both Parties, a unanimous resolution of the Board of Directors, and the approval of the Examination and Approval Authority, before taking effect.

27.3	Severability
If the invalidity of any provision of this Contract does not affect the validity of the other provisions of this Contract, such other provisions shall remain valid.

27.4	Language Versions
This Contract is signed in Chinese and English, with eight (8) originals in each language. Each Party will hold two (2) originals of each language version. Three (3) originals will be given to the Examination and Approval Authority, and one (1) to the Registration Authority. The Parties may sign additional duplicates upon the request of the relevant departments-in-charge. Both language versions shall be equally valid.

27.5	Notices
Unless otherwise provided in this Contract, any notice or written communication provided for in this Contract from one Party to the other Party or to the Joint Venture Company shall be made in writing in Chinese and English and sent by international courier service delivered letter for international communications or by registered post for domestic communications or by facsimile with a confirmation copy sent by international courier service delivered letter or by registered post. Notice or communications hereunder shall be deemed to have been received (i) seven (7) days after the letter is given to the international courier service or (ii) three (3) days after the letter is posted or (iii) one (1) day after sending in the case of a facsimile, provided that the facsimile transmission is evidenced by a transmission report and the confirmation copy is sent. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
Party A :

Address:	Floor 16, Building A, Gehua Tower, Qinglong Hutong, Dongcheng District, Beijing
Facsimile:    0086 10 8418 6825
Attention:    CAO Mengze
Party B:

Address:	5th Floor, One Pacific Place, 88 Queensway, Hong Kong
Facsimile:    00852 2918 0308
Attention:    CHING Sau Hong Kevin / LI Koon Hung Henry

27.6	Entire Agreement
This Contract constitutes the entire agreement between the Parties with respect to the subject matter of this Contract and supersedes all prior discussions, negotiations and agreements between them with respect to the subject matter of this Contract. In the event of any conflict between the terms and provisions of this Contract and the Articles of Association, the terms and provisions of this Contract shall prevail.
[no text below, followed by signature page]

IN WITNESS WHEREOF, the duly authorized representative of each Party has signed this Contract on the date first set forth above.

BEIJING GEHUA ART COMPANY(北京歌华美术公司)
(company chop)

By: /S/ WANG YUDONG_
Name: WANG Yudong
Title: Legal Representative

SOTHEBY'S HONG KONG LIMITED

By: /S/ CHING SAU HONG KEVIN
Name: CHING Sau Hong Kevin
Title: Director

Schedule 1    Ethics and Compliance Policies and Procedures
The Joint Venture Company is committed to conducting its business in an ethical manner and in conformity with all applicable laws. To that end, the Joint Venture Company will create, adopt and maintain a compliance program that is designed to meet, at a minimum, the anti-corruption requirements of the Anti-Corruption Laws.
The Joint Venture Company's compliance program will encompass the principles set forth below. Within three (3) months of the Effective Date, the Joint Venture Company will develop and implement appropriate policies and procedures that implement these principles. Within six (6) months of the Effective Date, the Joint Venture Company will train key employees in the details of such policies and procedures. The Joint Venture Company will provide ongoing training and take other measures to implement its program in an ongoing basis throughout and beyond this period. The Joint Venture Company will review the efficacy of such policies and procedures on a periodic basis.
The Joint Venture Company shall establish by resolution of the Board of Directors by the Effective Date a Compliance Committee to oversee the development of the Ethics and Compliance Policies and Procedures and their implementation on an ongoing basis. This committee will be composed of representatives of each Party in proportion to the equity contributed. This committee will review and must approve by unanimous consent, not to be unreasonably withheld or delayed by either Party, the policies and procedures to be implemented pursuant to this Schedule. This committee must also be notified by the Joint Venture Company of all suspected violations of the Anti-Corruption Laws, at which time the committee will take such action as it deems appropriate.
Compliance Program Principles
The compliance program developed by the Joint Venture Company will include the following elements:

•
Tone from the top - the program will manifest senior management's commitment to compliance and vest responsibility for the program in a senior officer of the Joint Venture Company, who will assign, as necessary, responsibility for implementation to other officials throughout the Joint Venture Company.

•	Risk assessment - the program will be based on an assessment of the compliance risks facing the Joint Venture Company.

•	Written policies - the program will be set out in writing and available to Joint Venture Company employees.

•	Controls - in addition to policies, the program will contain targeted controls addressing high-risk activities.

•	Training - the Joint Venture Company will adopt a risk-based approach to training employees on the policies and procedures in the compliance program.

•
Monitoring and audit - the Joint Venture Company will monitor the efficacy of the compliance program. Compliance with the policies and procedures will be mandatory and subject to audit at reasonable intervals consistent with the risk profile of the Joint Venture Company, which will be subject to the oversight of the Compliance Committee. No provision of the Ethics and Compliance Policies and Procedures may be waived or modified without the approval of the Compliance Committee.

•
Remedial and disciplinary mechanisms - the Program will include provisions for the Joint Venture Company to take appropriate remedial and disciplinary measures at the Joint Venture Company's sole discretion, as necessary to uphold standards and procedures of the Program.

Anti-Corruption Principles
The compliance program will include appropriate policies addressing, at a minimum, the following areas:
Bribery of Public Officials: Employees may not, directly or indirectly, offer, give, or authorize the offering or giving of a financial or other advantage or anything else of value corruptly to a Government Official to: (i) influence an official act or decision of the Government Official; (ii) induce the Government Official to violate a lawful duty; or (iii) induce the Government Official to influence or affect an act or decision of a Government Entity, political party, or public international organization, in order to obtain or retain business or secure an improper advantage for the Joint Venture Company. “Government Official” means any official or employee of a Government Entity; any political party or official thereof; any official or employee of a public international organization; or any candidate for public office. “Government Entity” means any government or its subdivision; any independent agency; or any State-owned or State-controlled business.
Commercial Bribery: Employees may not, directly or indirectly, offer, give, or authorize the offering or giving of a financial or other advantage or anything else of value to another person: (i) to induce that person to perform a relevant function or activity improperly; (ii) to reward that person for having performed a relevant function or activity improperly; or (iii) if the person's acceptance of the payment or gift would itself constitute the improper performance of a relevant function or activity. Employees may not accept anything of value to perform their function improperly.
Gifts, Meals, Entertainment, Travel, and Accommodation: Employees may not provide gifts, meals, entertainment, travel, or accommodation to counterparties or Government Officials if doing so would violate applicable anti-corruption laws, the internal rules of the recipient's organization, or the Joint Venture Company's policies.
Political and Charitable Contributions: Employees may not make political or charitable contributions that would violate applicable anti-corruption laws or the Joint Venture Company's policies.
Certain Third Parties: The Joint Venture Company will require third parties authorized to act on behalf of the Joint Venture Company to comply with its policies. The Joint Venture Company will develop and implement due diligence controls that are designed to detect any “red flags” that call into question the integrity of such third parties. The Joint Venture Company will require that such engagements be governed by written contracts that contain appropriate anti-corruption provisions.
Books and Records: The Joint Venture Company will require that its employees maintain accurate records of their activities and the disposition of its assets.

Schedule 1    Ethics and Compliance Policies and Procedures
The Joint Venture Company is committed to conducting its business in an ethical manner and in conformity with all applicable laws. To that end, the Joint Venture Company will create, adopt and maintain a compliance program that is designed to meet, at a minimum, the anti-corruption requirements of the Anti-Corruption Laws.
The Joint Venture Company’s compliance program will encompass the principles set forth below. Within three (3) months of the Effective Date, the Joint Venture Company will develop and implement appropriate policies and procedures that implement these principles. Within six (6) months of the Effective Date, the Joint Venture Company will train key employees in the details of such policies and procedures. The Joint Venture Company will provide ongoing training and take other measures to implement its program in an ongoing basis throughout and beyond this period. The Joint Venture Company will review the efficacy of such policies and procedures on a periodic basis.
The Joint Venture Company shall establish by resolution of the Board of Directors by the Effective Date a Compliance Committee to oversee the development of the Ethics and Compliance Policies and Procedures and their implementation on an ongoing basis. This committee will be composed of representatives of each Party in proportion to the equity contributed. This committee will review and must approve by unanimous consent, not to be unreasonably withheld or delayed by either Party, the policies and procedures to be implemented pursuant to this Schedule. This committee must also be notified by the Joint Venture Company of all suspected violations of the Anti-Corruption Laws, at which time the committee will take such action as it deems appropriate.
Compliance Program Principles
The compliance program developed by the Joint Venture Company will include the following elements:

•
Tone from the top - the program will manifest senior management’s commitment to compliance and vest responsibility for the program in a senior officer of the Joint Venture Company, who will assign, as necessary, responsibility for implementation to other officials throughout the Joint Venture Company.

•	Risk assessment - the program will be based on an assessment of the compliance risks facing the Joint Venture Company.

•	Written policies - the program will be set out in writing and available to Joint Venture Company employees.

•	Controls - in addition to policies, the program will contain targeted controls addressing high-risk activities.

•	Training - the Joint Venture Company will adopt a risk-based approach to training employees on the policies and procedures in the compliance program.

•
Monitoring and audit - the Joint Venture Company will monitor the efficacy of the compliance program. Compliance with the policies and procedures will be mandatory and subject to audit at reasonable intervals consistent with the risk profile of the Joint Venture Company, which will be subject to the oversight of the Compliance Committee. No provision of the Ethics and Compliance Policies and Procedures may be waived or modified without the approval of the Compliance Committee.

•
Remedial and disciplinary mechanisms - the Program will include provisions for the Joint Venture Company to take appropriate remedial and disciplinary measures at the Joint Venture Company’s sole discretion, as necessary to uphold standards and procedures of the Program.

Anti-Corruption Principles
The compliance program will include appropriate policies addressing, at a minimum, the following areas:
Bribery of Public Officials: Employees may not, directly or indirectly, offer, give, or authorize the offering or giving of a financial or other advantage or anything else of value corruptly to a Government Official to: (i) influence an official act or decision of the Government Official; (ii) induce the Government Official to violate a lawful duty; or (iii) induce the Government Official to influence or affect an act or decision of a Government Entity, political party, or public international organization, in order to obtain or retain business or secure an improper advantage for the Joint Venture Company. “Government Official” means any official or employee of a Government Entity; any political party or official thereof; any official or employee of a public international organization; or any candidate for public office. “Government Entity” means any government or its subdivision; any independent agency; or any State-owned or State-controlled business.
Commercial Bribery: Employees may not, directly or indirectly, offer, give, or authorize the offering or giving of a financial or other advantage or anything else of value to another person: (i) to induce that person to perform a relevant function or activity improperly; (ii) to reward that person for having performed a relevant function or activity improperly; or (iii) if the person’s acceptance of the payment or gift would itself constitute the improper performance of a relevant function or activity. Employees may not accept anything of value to perform their function improperly.
Gifts, Meals, Entertainment, Travel, and Accommodation: Employees may not provide gifts, meals, entertainment, travel, or accommodation to counterparties or Government Officials if doing so would violate applicable anti-corruption laws, the internal rules of the recipient’s organization, or the Joint Venture Company's policies.
Political and Charitable Contributions: Employees may not make political or charitable contributions that would violate applicable anti-corruption laws or the Joint Venture Company's policies.
Certain Third Parties: The Joint Venture Company will require third parties authorized to act on behalf of the Joint Venture Company to comply with its policies. The Joint Venture Company will develop and implement due diligence controls that are designed to detect any “red flags” that call into question the integrity of such third parties. The Joint Venture Company will require that such engagements be governed by written contracts that contain appropriate anti-corruption provisions.
Books and Records: The Joint Venture Company will require that its employees maintain accurate records of their activities and the disposition of its assets.